UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2008 (September 30, 2008)
PREGIS HOLDING II CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-130353-04 (Commission File Number)	20-3321581 (I.R.S. employer Identification Number)
1650 Lake Cook Road
Deerfield, Illinois 60015
(Address of principal executive offices)
Registrant’s telephone number, including area code: (847) 597-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities
On September 30, 2008, the Company committed to a cost reduction plan that involves closure of a protective packaging manufacturing facility located in Eerbeek, The Netherlands. The plan includes relocation of the Eerbeek production lines to other existing company facilities located within Western Europe and elimination of the related headcount. These activities are in addition to the Company’s restructuring program initiated in the second quarter to further streamline its operations and reduce its overall cost structure. As a result, the Company now expects its aggregate pre-tax restructuring charges to total approximately $4.5 million, $2 million and $1.5 million in the third and fourth quarters of 2008 and the first quarter of 2009, respectively. Of these charges, approximately $7 million relates to employee severance and related costs with the remainder being primarily equipment relocation costs.
Approximately $3 million of these total costs will be paid out in the third and fourth quarters of 2008, with approximately $5 million to be funded in the first and second quarters of 2009. In addition, the Company expects to fund capital projects relating to certain of the cost reduction initiatives totaling approximately $3.5 million, which will be funded over the remainder of 2008 and into 2009.
As disclosed previously, these cost reduction initiatives are incremental to the restructuring program in the Company’s flexible packaging operations. This program commenced in the fourth quarter of 2007, at which time the Company recorded a restructuring charge totaling $2.9 million, representing mostly severance and related costs. Approximately $1.8 million of these severance benefits have been paid through the third quarter of 2008, with the majority of the remainder to be paid out in the fourth quarter of 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
          Dated: October 2, 2008

PREGIS HOLDING II CORPORATION
By:	/s/ D. Keith LaVanway
	Name:	D. Keith LaVanway
	Title:	Vice President and Chief Financial Officer

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